UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2018

PARSLEY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street

Suite 3000

Austin, Texas 78701

(Address of Principal Executive Offices)

(Zip Code)

(737) 704-2300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2018, the Board of Directors (the “Board”) of Parsley Energy, Inc. (the “Company”) appointed David A. Dell’Osso as Executive Vice President—Chief Operating Officer, effective as of October 9, 2018 (the “Commencement Date”). Mr. Dell’Osso succeeds Matt Gallagher as Chief Operator Officer, who previously served as President and Chief Operating Officer. Mr. Gallagher will continue to serve as President of the Company until January 1, 2019, when, pursuant to the succession plan previously announced, he is expected to be appointed as President and Chief Executive Officer of the Company in connection with Bryan Sheffield’s transition from Chief Executive Officer to Executive Chairman on the same date.

Prior to joining Parsley, Mr. Dell’Osso, 40, was employed by Southwestern Energy Company (“Southwestern”) continuously since April 2005. During his tenure with Southwestern, Mr. Dell’Osso served in a variety of positions of increasing responsibility, including, at the time of his departure, as Senior Vice President & General Manager of the Northeast Appalachia Division, a position he held since September 2017. Mr. Dell’Osso’s other roles at Southwestern included management of exploration and production, midstream, and commercial teams, including serving as Vice President & General Manager, Northeast Appalachia Division, from May 2016 to September 2017, Vice President & General Manager, Midstream Commercial Development, from January 2016 to May 2016, General Manager, Midstream Commercial Development, from September 2015 to December 2015, General Manager, Sand Wash Basin, from January 2015 to September 2015, General Manager, Midstream Operations, from April 2014 to January 2015, and Director—Development, Planning & Technology, Fayetteville Shale Division, from February 2012 to April 2014. Mr. Dell’Osso earned a Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and a Master of Business Administration from Rice University. He is a member of the Society of Petroleum Engineers and has served as a board member of Comp-U-Dopt, a non-profit organization focused on providing technology access and education to underserved youth, since April 2017.

In connection with his appointment, Mr. Dell’Osso entered into an Employment, Confidentiality and Non-Competition Agreement (the “Employment Agreement”) with Parsley Energy Operations, LLC, a wholly owned subsidiary of the Company (the “Employer”), which agreement will be effective as of the Commencement Date. The Employment Agreement has an initial one-year term that will automatically renew for successive one-year periods until terminated. The Employment Agreement provides for (i) an annual base salary of $475,000, (ii) an annual bonus amount as determined by the Compensation Committee of the Board, which amount will be prorated for 2018 to reflect the portion of the year during which Mr. Dell’Osso was employed by the Employer, and (iii) a one-time signing bonus of $200,000, which must be repaid to the Employer in part or in full upon certain termination scenarios occurring in the first two years of employment.

Pursuant to the Employment Agreement, in the event Mr. Dell’Osso’s employment is terminated without “cause,” or Mr. Dell’Osso terminates his employment for “good reason” (each quoted term as defined in the Employment Agreement), he would be entitled to (i) a lump-sum cash payment equal to 1.5 times (the “Severance Multiple”) the sum of (A) his base salary and (B) the average of the three most recent annual bonuses (with the exception of the annual bonus for 2018, which would be calculated as if Mr. Dell’Osso received a non-pro-rated bonus) actually paid in the three-year period preceding the date of termination (or the period of his employment, if shorter; provided, however, that if no annual bonus has been paid Mr. Dell’Osso’s target bonus will be used instead), (ii) if Mr. Dell’Osso were to elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then he would be entitled to reimbursement for a period of up to 18 months for the difference between the amount he would pay to effect and continue such coverage and the employee contribution amount that he would pay if he were still an active employee, and (iii) outplacement services for up to six months following the termination date or such time as Mr. Dell’Osso obtains reasonably comparable employment, whichever is earlier (the benefits described in clauses (i), (ii) and (iii), collectively, the “Severance Benefits”). Additionally, upon a termination by the Employer without cause or a termination by Mr. Dell’Osso for good reason, (x) a pro-rata portion of the Mr. Dell’Osso’s unvested outstanding time-based equity awards would immediately vest and (y) a pro-rata portion of the Mr. Dell’Osso’s unvested outstanding performance-based equity awards would vest at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

In the event Mr. Dell’Osso is terminated by reason of death or “disability” (as such term is defined in the Employment Agreement), he would be entitled to (i) a prorated portion of the annual bonus for the year in which such termination occurs based on the actual achievement of applicable performance conditions, (ii) acceleration of all of his unvested outstanding time-based equity awards, and (iii) acceleration of all of his unvested outstanding performance-based equity awards based upon target performance.

Upon a “change of control” (as such term is defined in the Employment Agreement), all unvested outstanding performance-based equity awards held by Mr. Dell’Osso will immediately become vested based on the actual achievement of the applicable performance conditions measured from the first day of the applicable performance period through the date immediately prior to the change of control. Finally, if Mr. Dell’Osso is terminated without cause or terminates his employment for good reason within the 12-month period following a change of control, then (i) Mr. Dell’Osso would be entitled to the Severance Benefits described above, provided that the Severance Multiple would be increased to 2.25, and (ii). all unvested outstanding time-based equity awards held by Mr. Dell’Osso would be accelerated in full.

The Employment Agreement also contains certain restrictive covenants, which require Mr. Dell’Osso to preserve and protect certain confidential information and, for a one-year period following his termination of employment (six months in the event of a termination without cause or for good reason), to refrain from competing with the Company or soliciting its employees. Additionally, the Employment Agreement requires the execution of a release and continued compliance with the restrictive covenants to receive the severance benefits described above.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

In addition, subject to and conditioned upon Mr. Dell’Osso assuming employment with the Employer on the Commencement Date, Mr. Dell’Osso will receive a one-time award of restricted stock units under the Company’s 2014 Long Term Incentive Plan, as amended and restated February 19, 2015 (the “LTIP”), with a grant date value equal to approximately $2,000,000 (the “Dell’Osso RSU Award”). Subject to the terms of the LTIP and the notice of grant and award agreement evidencing the Dell’Osso RSU Award, such award will vest as follows: (i) 50% on March 1, 2019, (ii) 25% on March 1, 2020 and (iii) the remaining 25% on March 1, 2021, in each case, so long as Mr. Dell’Osso remains continuously employed by the Employer through each such vesting date.

In connection with his appointment, Mr. Dell’Osso entered into an indemnification agreement with the Company, effective as of the Commencement Date, which will require the Company to indemnify him to the fullest extent permitted under Delaware law against liability that may arise by reason of his service as an officer, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of such indemnification agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

There are no family relationships between Mr. Dell’Osso and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. In addition, there are no arrangements or understandings between Mr. Dell’Osso and any other persons pursuant to which he was selected as Executive Vice President—Chief Operating Officer.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s news release announcing the appointment of Mr. Dell’Osso as Executive Vice President—Chief Operating Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment, Confidentiality and Non-Competition Agreement, dated September 26, 2018, by and between Parsley Energy Operations, LLC and David Dell’Osso.

10.2	Indemnification Agreement, dated September 26, 2018, by and between the Company and David Dell’Osso.

99.1	News Release, dated September 26, 2018, titled “Parsley Energy Announces the Appointment of David Dell’Osso as Executive Vice President—Chief Operating Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARSLEY ENERGY, INC.

By:	/s/ Colin W. Roberts
Colin W. Roberts
Executive Vice President—General Counsel

Dated: September 26, 2018